Exhibit 99.1

CTG Announces Intent to Commence Tender Offer to Purchase

up to 10% of Outstanding Common Stock

BUFFALO, NY, February 15, 2018 – Computer Task Group, Incorporated (NASDAQ: CTG) (the “Company” or “CTG”), a leading provider of information technology (IT) solutions and services in North America and Western Europe, announced that the Board has approved a cash “modified Dutch Auction” tender offer to commence in the near future to purchase up to 10% of its outstanding common stock. The offer price per share will be determined prior to commencement based upon market conditions and other factors.

Bud Crumlish, CTG’s President and Chief Executive Officer, commented, “Today’s announcement represents another important step in implementing our previously announced strategic plan, which contemplated reducing overall share count and using capital for the benefit of shareholders. CTG has had a robust share purchase program in place, returning $7.3 million to shareholders in the last fifteen months which represented approximately 9% of the Company’s outstanding common shares, and with this tender offer, we will take an even more significant step forward in accelerating share purchases to directly benefit our shareholders.”

This communication is for informational purposes only, is not a recommendation to buy or sell Computer Task Group, Incorporated (“CTG”) common stock, and does not constitute an offer to buy or the solicitation to sell shares of CTG common stock. The tender offer described in this communication has not yet commenced, and there can be no assurances that CTG will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that CTG expects to file with the Securities and Exchange Commission upon commencement of the tender offer. Under the terms of the tender offer and SEC rules, CTG may in its sole discretion elect to accept additional shares of up to 2% of the number of outstanding shares. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that CTG will be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting CTG at 800 Delaware Avenue, Buffalo, New York 14209, Attn: Investor Relations, or Georgeson LLC, the information agent for the tender offer, at (800) 676-0194.

About CTG

CTG (NASDAQ: CTG) provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, uncertainty as to the number of shares purchased in the tender offer, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2016 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Other Disclosures

None of CTG’s Board of Directors or the information agent or the depositary for the tender offer will make any recommendations to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must make their own decision as to how many shares they will tender, if any.

Contact:

Investors and Media:

John M. Laubacker

Chief Financial Officer

john.laubacker@ctg.com

(716) 887-7368